[Vinson & Elkins Logo] ATTORNEYS AT LAW	VINSON & ELKINS L.L.P. 3700 TRAMMELL CROW CENTER 2001 ROSS AVENUE DALLAS, TEXAS 75201-2975 TELEPHONE (214) 220-7700 FAX (214) 220-7716 www.velaw.com

EXHIBIT 8.1

April 28, 2004

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024-3199

Gentlemen:

We have acted as counsel to Electronic Data Systems Corporation, a Delaware corporation (“EDS”), in connection with the preparation and filing by EDS with the Securities and Exchange Commission of the registration statement on Form S-4, on March 31, 2004 (File No. 333-114061), as amended (the “Registration Statement”).

We hereby confirm that, subject to the assumptions and qualifications contained therein, the opinions attributed to us in the discussion under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement constitute our opinions with respect to the matters set forth therein.

We hereby consent to the reference to us in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.